CHANTICLEER HOLDINGS, INC.

CERTIFICATE OF DESIGNATION OF

9% REDEEMABLE SERIES 1 PREFERRED STOCK, SETTING FORTH THE POWERS,

PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND

RESTRICTIONS OF SUCH SERIES OF PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law, Chanticleer Holdings, Inc., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

The Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) confers upon the Board of Directors of the Corporation (the “Board of Directors”) the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix the powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series and any qualifications, limitations or restrictions thereof. On December 2, 2016 the Board of Directors duly adopted the following resolution creating a series of preferred stock designated as the 9% Redeemable Series 1 Preferred Stock, comprised initially of 1,000,000 shares and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, a series of the class of authorized preferred stock, par value $0.0001 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

1. Designation and Amount. The shares of such series shall be designated as the 9% Redeemable Series 1 Preferred Stock (the “Series 1 Preferred”). The number of shares initially constituting the Series 1 Preferred Stock shall be 1,000,000, which number may be increased or decreased by the Board of Directors without a vote of shareholders; provided, however, that such number may not be decreased below the sum of the number of then outstanding shares of Series 1 Preferred.

2. Ranking. The Series 1 Preferred shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank senior and prior to the common stock, par value $0.0001 per share, of the Corporation (the “Common Stock”), and any additional series of preferred stock which may in the future be issued by the Corporation.

3. Dividends. Dividends on Series 1 Preferred will be paid out of legally available funds at the rate of nine percent (9.0%) of the Preference Amount (defined in Section 6 below) per year, or $1.215 per share of Series 1 Preferred, from the issuance date of the Series 1 Preferred through the earlier of the seventh (7th) anniversary of the issuance date or the date of redemption or surrender thereof. Dividends on Series 1 Preferred shall be fully cumulative, accruing, without interest, and, to the extent so declared by the Board of Directors, shall be payable quarterly in arrears on the last day of March, June, September and December, commencing March 31, 2016 (pro-rated for partial months), except that if such date is not a Business Day then to the extent so declared by the Board of Directors the dividend shall be payable on the first immediately succeeding Business Day (as used herein, the term “Business Day” shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in New York, New York) (each such date being hereinafter referred to as a “Dividend Payment Date”). Dividends on the Preferred Shares shall be paid in cash; provided, however, the Corporation may pay such dividends, at the Corporation’s option, in fully paid and nonassessable, registered shares of Common Stock (such dividends paid in such form being herein called “ Stock Dividends”). Stock Dividends shall be paid by delivering to each record holder of Series 1 Preferred a number of registered shares of Common Stock (“ Stock Dividend Shares”) determined by dividing (x) the total aggregate dollar amount of dividends accrued and unpaid with respect to Series 1 Preferred Shares owned by such record holder on the record date for the applicable Dividend Payment Date (rounded to the nearest whole cent) by (y) the applicable Stock Dividend Price. Stock Dividend Shares will be delivered in physical certificates unless the Corporation is notified, at least twenty (20) days prior to a particular Dividend Payment Date, of the recipient’s election to receive Stock Dividend Shares through DTC (and, if so, the account number to be credited). If the Corporation delivers Stock Dividend Shares in lieu of cash with respect to accrued dividends, it must do so with respect to all (but not less than all) of such dividends payable for the applicable Dividend Payment Date. The Corporation shall not issue fractional shares of Common Stock to which Holders may become entitled pursuant to this subparagraph, but in lieu thereof, the Corporation shall round the number of shares to be issued up to the next whole number. Each dividend shall be paid to the holders of record of Series 1 Preferred Shares as they appear on the stock register of the Corporation on the record date, not more than 10 days after the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends payable on each Dividend Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months and rounded to the nearest cent. Dividends on account of arrearages for any past Dividend Payment Date may be declared and paid at any time, without reference to any scheduled Dividend Payment Date, to holders of record on such date, as may be fixed by the Board of Directors of the Corporation. Dividends shall accrue regardless of whether the Corporation has earnings, whether there are funds legally available therefor and/or whether declared. No interest shall be payable with respect to any dividend payment that may be in arrears. The holders of Series 1 Preferred are not entitled to any dividends other than the dividends provided for in this paragraph 3.

As used herein,

“ Stock Dividend Price” means a ten percent (10%) discount to the five-day VWAP per share of Common Stock prior to the Dividend Payment Date.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the majority in interest of the holders of Series 1 Preferred then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

4. Voting Rights. Except as otherwise required by law, the Series 1 Preferred will be non-voting. Each holder of shares of Series 1 Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Holders of the Series 1 Preferred will vote as a class on any amendment altering or changing the powers, preferences or rights of the Series 1 Preferred so as to affect them adversely.

5. No Conversion. The Series 1 Preferred will not be convertible into or exchangeable for shares of our common stock or any other security, except through the exercise of Series 1 Warrants.

6. Preference and Participation Upon Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of Series 1 Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution, $13.50 per share of Series 1 Preferred held by such holder (the “Preference Amount”) plus accrued and unpaid dividends in preference to any distribution to the holders of Common Stock. After the payment of the Preference Amount to the holders of shares of Series 1 Preferred, the remaining assets will be distributed among and paid to the holders of Common Stock on a pro rata basis. For purposes of this Section 6, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation.

7. Redemption. On the seventh (7th) anniversary of the issuance date, the Corporation shall, out of legally available funds, redeem all outstanding shares of Series 1 Preferred at the Preference Amount per share plus accrued and unpaid dividends.

8. Transferability. Each share of Series 1 Preferred Stock was issued as a component of a unit, each unit comprised of one share of Series 1 Preferred Stock and one Series 1 Warrant. The shares of Series 1 Preferred Stock are not detachable and are not separately transferable.

9. Other Preferences. The Series 1 Preferred shall have no other powers, preferences, rights, qualifications, limitations and restrictions

10. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on December 2, 2016.

CHANTICLEER HOLDINGS, INC

By:	/s/ Michael D. Pruitt
Name:	Michael D. Pruitt
Title:	Chief Executive Officer